Exhibit 10.22

AMENDMENT AGREEMENT NO. 1

THIS AGREEMENT made the 1st day of May, 2004

BETWEEN:

BULLDOG TECHNOLOGIES INC., a body corporate with offices at 128 - 11180 Coppersmith Place, Richmond, British Columbia, Canada V7A 5G8

(the "Company")

AND:

JOHN COCKBURN, an individual currently residing at 6440 Nanika Crescent, Richmond, British Columbia, V7C 2W5

(the "Executive")

WHEREAS:

WHEREAS:

A. The Company and the Executive entered into an Employment Agreement, dated December 24, 2003 (the "Employment Agreement"), pursuant to which the Executive was paid a salary of US$6,000 per month;

B. The Company and the Executive have agreed to increase the monthly compensation payable to the Executive from US$6,000 per month to CDN$11,000 per month; and

D. The Company and the Executive have agreed to amend the terms of the Employment Agreement to increase the monthly compensation payable to the Executive from US$6,000 per month to CDN$11,000 per month.

NOW THEREFORE THIS AGREEMENT witnesses that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The word "Bulldog" in the listing of the parties on page 1 of the Employment Agreement is deleted and replaced with the words "Bulldog Technologies Inc.".

2. Section 2.1 of the Employment Agreement is deleted and replaced with the following:

"Salary. For services rendered by the Executive during the Term, the Executive shall be paid a salary, payable in equal monthly instalments at the end of the month or as otherwise agreed to by the Company, at an annual rate of CDN$11,000, together with any annual bonuses (payable in cash and/or common shares in the capital of the Company) as may be determined and awarded by the Company's Board of Directors. Such salary shall be reviewed every six (6) months and may be increased at the sole discretion of the Company's Board of Directors taking into account, among other things, individual performance and general business conditions."

3. The Company and the Executive each acknowledge and agree that all other provisions of the Employment Agreement remain in full force and effect.

4. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

5. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above.

6. This Agreement will be governed by and construed in accordance with the law of British Columbia.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BULLDOG TECHNOLOGIES INC. /s/ James McMillan Name: James McMillan Title: Director Date: May 1, 2004	JOHN COCKBURN /s/ John Cockburn Name: John Cockburn Title: President and CEO Date: June 9, 2004